UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 27, 2014

ZOOM TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18672	51-0448969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

U.S. office:
c/o Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105

(Address of principal executive offices including zip code)

(212) 370-1300
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01   Change in Registrant's Certifying Accountant.

On October 27, 2014, Marcum Bernstein & Pinchuk LLP ("Marcum") notified Zoom Technologies, Inc. (the "Company") that it has resigned as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014, effective immediately. The Audit Committee of the Board of Directors of the Company approved the resignation.

Marcum was engaged as the independent registered public accounting firm on October 8, 2012 (such period from October 8, 2012 through Marcum's resignation, the "Engagement Period"). During the Engagement Period, Marcum did not issue any reports on the Company's financial statements that contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

As previously reported in the Company's Current Report on Form 8-K filed on August 27, 2014 (the "August 2014 8-K"), on June 23, 2014, the Company was notified by Marcum that Marcum had received from the Chief Executive Officer of Tinho Union Holding Group ("Tinho"), a former potential acquisition target of the Company, an audio recording of telephone conversations between the Chief Financial Officer of the Company and the Chief Executive Officer of Tinho. The recording contained certain statements about the Company and certain of its officers and directors that Marcum requested the Company's management and Board of Directors to address. On June 25, 2014, the Company's Board formed a Special Committee, consisting of three independent directors, to conduct a voluntary internal review of the statements in the audio recording, and it retained Dorsey & Whitney LLP as legal counsel and FTI Consulting, Inc. as forensic expert to assist the Special Committee to conduct the voluntary internal review. As of the date of this report, the voluntary internal review is still ongoing; no conclusions have been made by the Special Committee.

As disclosed in the August 2014 8-K, on August 15, 2014, the Company delayed the filing of its Quarterly Report for the period ended June 30, 2014 (the "June 30, 2014 10-Q") because the ongoing nature of the internal review could impact the Company's results for the reporting period and/or prior periods. Additionally, in the course of the internal review, it was brought to the Company's attention that certain changes were made to an existing trust arrangement under which approximately RMB120 million of cash assets (the "Trust Assets") of Jiangsu Leimone Electronics Co., Ltd. ("Jiangsu Leimone"), one of the Company's subsidiaries, was placed in trust with New Times Trust Co., Ltd. By the terms of the trust documents, as amended, the Trust Assets were loaned out to Jingdong Weiye Technologies Co. Ltd., and such loan, including any interest on the outstanding principal, becomes due in full upon the termination of the trust arrangement in March and May 2015, unless earlier terminated. As of September 17, 2014, the Trust Assets were repaid, the trust arrangement was terminated, and the amount of RMB68 million was deposited into a bank account for Jiangsu Leimone. The balance of the Trust Assets, or RMB52 million, was repaid to Beijing Zhumu Culture Communication Company, Ltd. ("BZCC") in connection with a credit due to BZCC relating to the Company's sale of its subsidiary, Tianjin Tong Guang Group Digital Communication Co., Ltd. The Company is evaluating the impact of these changes and will further describe and reflect any material changes to the Company's business or results of operations in its June 30, 2014 10-Q. Separately, the Company will make a decision as to whether any remedial action, such as any changes to the Company's internal control over financial reporting or disclosure controls and procedures, will be necessary after the internal review is completed. Marcum has advised the Company that until the Company's internal review is completed, Marcum is unable to complete its review of the Company's financial results for the quarterly period ended June 30, 2014, or ascertain the impact, if any, on the Company's financial statements for the fiscal years ended December 31, 2012 and 2013 and the quarterly period ended March 31, 2014.

During the years ended December 31, 2012 and December 31, 2013 and through the Engagement Period: (i) there were no disagreements between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to Marcum's satisfaction, would have caused Marcum to make reference in connection with Marcum's opinion to the subject matter of the disagreement; and (ii) there were no reportable events as the term is described in Item 304(a)(1)(v) of Regulation S-K, except (a) for the matters described in the preceding two paragraphs, and (b) that Marcum advised the Company of the existence of material weaknesses in the Company's internal control over financial reporting, as disclosed in Item 9A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on May 23, 2014. The Company has authorized Marcum to respond to any inquiries of the above-referenced matters by its successor accountant, once such successor is engaged.

On October 29, 2014, the Company provided Marcum with a copy of the disclosures that the Company is making in response to Item 4.01 on this Form 8-K, and requested that Marcum furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. The Company has filed a copy of such letter as exhibit 16.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

16.1    Letter, dated October 29, 2014, from Marcum Bernstein & Pinchuk LLP to the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TECHNOLOGIES, INC.

Date: October 29, 2014	By: /s/ Lei Gu Lei Gu Chief Executive Officer